EXHIBIT 8.1

CHINA BIOLOGIC PRODUCTS HOLDINGS, INC

Subsidiaries of the Registrant

Jurisdiction of
Name	Incorporation or
Organization
Taibang Biological Ltd.	British Virgin Islands
Taibang Holdings (Hong Kong) Limited	Hong Kong
Health Forward Holdings Limited	Hong Kong
Tianxinfu (Beijing) Medical Appliance Co., Ltd.	PRC
Taibang Biotech (Shandong) Co., Ltd.	PRC
Taibang (Beijing) Pharmaceutical Research Institute Co., Ltd.	PRC
Shandong Taibang Biological Products Co., Ltd.	PRC
Qihe Antai Plasma Co., Ltd.	PRC
Xiajin Antai Plasma Co., Ltd.	PRC
Zhangqiu Antai Plasma Co., Ltd.	PRC
Liaocheng Antai Plasma Co., Ltd.	PRC
Yishui Taibang Plasma Co., Ltd.	PRC
Heze Antai Plasma Co., Ltd.	PRC
Ningyang Taibang Plasma Co., Ltd.	PRC
Cao Xian Taibang Plasma Co., Ltd.	PRC
Taibang Biologic Plasma Co., Ltd., Fangcheng District, Fangchenggang City	PRC
Huanjiang Taibang Plasma Co., Ltd.	PRC
Yuncheng Ziguang Biologic Technology Zone Co., Ltd.	PRC
Zaozhuang Taibang Plasma Co., Ltd.	PRC
Xinglong Xian Taibang Plasma Co., Ltd.	PRC
Daming Xian Taibang Plasma Co., Ltd.	PRC
Ju Xian Taibang Plasma Co., Ltd	PRC
Guiyang Dalin Biologic Technologies Co., Ltd.	PRC
Guizhou Taibang Biological Products Co., Ltd.	PRC
Guizhou Qianfeng Renyuan Bio Material Co., Ltd.	PRC
Puding Xian Taibang Plasma Co., Ltd.	PRC
Huangping Xian Taibang Plasma Co., Ltd.	PRC
Danzhai Xian Qianfeng Plasma Co., Ltd.	PRC
Nayong Xian Qianfeng Plasma Co., Ltd.	PRC
Sansui Xian Qianfeng Plasma Co., Ltd.	PRC
Weining Xian Qianfeng Plasma Co., Ltd.	PRC
Zhenyuan Xian Qianfeng Plasma Co., Ltd.	PRC
Hainan Wenchang Taibang Plasma Co., Ltd	PRC